UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 29, 2008 (February 25, 2008)

HOLLY ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas		75201-6915 (Zip code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     As of February 25, 2008, Holly Energy Partners, L.P. (the “Partnership”) and Holly Corporation (“Holly,”) entered into a definitive purchase and sale agreement (the “Purchase Agreement”) for the Partnership to acquire certain pipeline and tankage assets from Holly for a purchase price of $180 million (the “Acquisition”). The purchase price consists of approximately $171 million in cash and common units of the Partnership valued at approximately $9 million. The Acquisition closed on February 29, 2008. In accordance with the terms of the Purchase Agreement, on February 29, 2008, the Partnership issued an aggregate of 220,000 common units to Holly and certain of Holly’s subsidiaries. Of the 220,000 common units issued, 2,503 common units were issued to Holly for cash at an aggregate offering price of $103,574.14, or $41.38 per unit. The remaining 217,497 common units were issued to certain subsidiaries of Holly as part of the consideration to be received by Holly pursuant to the Purchase Agreement. The Partnership’s issuance of its 220,000 common units to Holly and certain of Holly’s subsidiaries is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.
its General Partner

	By:	Holly Logistic Services, L.L.C.
its General Partner

		By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and
Chief Financial Officer
Date: February 29, 2008